Exhibit 99.01

     LG&E Energy Corp. Announces New Management Structure Designed to
                Consolidate Operations of Expanded Company

LOUISVILLE, Ky., Feb. 8 /PRNewswire/ -- LG&E Energy Corp. (NYSE: LGE) announced it has realigned its management structure to support its strategy of aggressively growing the company as the energy services industry moves toward deregulation.

Victor A. Staffieri has been elected president and chief operating officer of the holding company and will be responsible for the company's worldwide operations. These include the company's two utility subsidiaries; Louisville Gas and Electric Company (LG&E) and Kentucky Utilities Company
(KU); Western Kentucky Energy, interests in two natural gas distribution companies in Argentina and non-regulated power plants in the United States and Spain.

"I have enjoyed working with Vic for seven years," said Chairman and Chief Executive Officer Roger W. Hale. "Vic has solid experience in all financial and operating areas of the company and will bring this experience plus his management skills to a critical position in our growing company."

Staffieri, who joined the company in 1992, has been chief financial officer since May of 1997. He joined the company as senior vice president, public policy and general counsel. Staffieri later served as president of LG&E Energy's Louisville Gas and Electric Company subsidiary and chief financial officer of LG&E Energy. Staffieri has more than 20 years of legal and public policy experience. Prior to joining LG&E, he was general counsel and secretary at Long Island Lighting Company in Hicksville, N.Y.

In addition to Staffieri's election to president, R. Foster Duncan, previously executive vice president, planning and development, was elected to executive vice president and chief financial officer. Prior to joining LG&E Energy in January 1998, Duncan was vice president and corporate treasurer for New Orleans-based Freeport-McMoRan Inc. and Freeport-McMoRan Cooper & Gold.

"Foster is an experienced finance professional who brings tremendous merger, acquisition and capital markets experience to the job," Hale said. "He plays a key role in our growth strategy and will have an even greater impact as we consolidate all of our financial operations under his leadership."

Now reporting to Staffieri:

* Steve Wood, president, Louisville Gas and Electric Co., and president, distribution services
* Robert Hewett, president, Kentucky Utilities
* Wayne Lucas, executive vice president, power generation
* George Basinger, senior vice president, power operations
* Martyn Gallus, vice president, energy marketing
* Wendy Heck, vice president, information technology

Now reporting to Duncan:

* Brad Rives, recently promoted to senior vice president, finance and business development.
* Charlie Markel, vice president, finance and treasurer
* Dave Heilman, director, internal auditing
* Mike Robinson, recently promoted to vice president and controller of LG&E Energy Corp.

LG&E Energy Corp., headquartered in Louisville, Ky., is a diversified energy services company with businesses in power generation and project development; retail gas and electric utility services; and asset-based energy marketing. The company owns and operates Louisville Gas and Electric Company, a regulated electric and gas utility serving Louisville, Ky. and 16 surrounding counties, and Kentucky Utilities Company, a regulated electric utility, based in Lexington, Ky., which serves 77 Kentucky counties and five counties in Virginia. LG&E Energy also owns equity in and operates power plants in seven states as well as in Spain, and owns interests in two natural gas distribution companies in Argentina.


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